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                                                                    EXHIBIT 6.11

                          THE PRIVATE FINANCING GROUP
                          Investment Banking Advisory

                          FINANCIAL ADVISORY AGREEMENT

1. Preface/Introduction: December 27, 2000. On the terms and conditions set forth herein, the "Client", engages The Private Financing Group, Inc., located at 2659 Townsgate Rd. Ste. 101. Westlake Village Ca. 91361, herein called "TPFG", to advise and assist the Client, on a best efforts, non guaranteed basis, as their Investment Banking Advisor. As Advisor to the Company, TPFG's assignment may include all or some of the following activities: provide capital raising consulting, general management consulting services and other consulting services as the Client and TPFG may agree. The role of TPFG is purely advisory in nature and in this capacity it is agreed and recognized by the Client that TPFG will not be engaged in the solicitation of securities and its introductions where appropriate, will be with institutional parties or companies who are responsible for conducting their own due diligence prior to engaging in any relationship with the Client. Client agrees and acknowledges that TPFG has no authority nor has been given any authority by the Client to sign for or to consummate any transaction on their behalf. TPFG will be working as an Advisor to the Company as an independent contractor and will not have employee status with the Client. The term of the agreement is for three (3) years with sixty
(60) day written notice and cancellation rights by the Client.

2. "Introduced Parties". Introduced Parties are parties introduced by TPFG to the Client or parties introduced to the Client by a party previously introduced by TPFG, who engage in any type of activity with the Client. Reasonability on the part of both parties shall be used as the determinate of whether a party is an Introduced Party or not. Letters, meetings, correspondence and data bases of any form, shall be included in this definition or reasonability. TPFG cash fees and equity compensation outside of any compensation paid to these parties is based on the activities of these Introduced Parties.

3. Notices: Unless otherwise provided in this Agreement, any notice, tender, or delivery to be given under this Agreement by either party to the other may be effected by personal delivery, by facsimile, or by regular US mail with postage pre paid. Notice shall be deemed given upon personal deliver, at the time of the facsimile transmission, or on the third (3rd) business day after mailing. Mailed notices shall be addressed as per the addresses as noted above in the initial paragraph of this Agreement. Each party may change its address by written notice in accordance with this paragraph.

4. Advisory Planning/Consulting Fees. A one time fee of $25,000 for planning is due and payable upon contract signature. Additional planning fees may be billed, as appropriate. $25,000 is earned and payable on May 15th if TPFG is still engaged in consulting funding activities. Future payments to TPFG will be discussed as applicable by the parties to this agreement.

5. Advisory Bonus. The following advisory bonus compensation makes up the total earned compensation for funding to be paid to TPFG. This total compensation is earned by TPFG over the term of the Client and Introduced Party relationship, and TPFG compensation includes any form of multiple funding transactions with an Introduced Party, within or outside of the term of this agreement, regardless of Client cancellation provisions.
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6a. Warrants/Common Stock Shares: For an agreed to equity transaction represent by a term sheet, letter of agreement and/or offer sheet accepted by signature by the Client, of any type from an Introduced Party, including equity lines, acquisition capital, convertible preferred transactions, et al. TPFG will earn five year warrants for common stock in InterGlobal Waste Management that in total immediately vest and are to be immediately registered at client expense at an earnings rate of fifty (50%) percent of the total of all stock, warrants and options agreed to be issued to an Introduced Party including any commitment, sign on or incentive/performance stock, warrants et al over the term of their relationship. The price of these TPFG total earned warrants agreed to by the Client to be issued to an Introduced Party at the inception/signature date of the agreement between the parties is identical to the price as agreed to by the Client and the Introduced Party, e.g. if the shares/warrants are at $1.00 per share, this is the price for TPFG's earned warrants. The pricing for the total of future agreed to warrants, stock or options to be issued to an Introduced Party which occur via staggered or multiple investments in the Client company, warrants which have the identical rights as per the above described rights and the warrants for common stock will also be identical to the price as per the Introduced Party's shares. For each individual agreed to debt transaction be it for production financing, receivable financing, factoring, acquisition capital, or a letter of credit, TPFG will earn 10% of the gross amount of debt facility accepted by Client signature from an Introduced Party, and agreed to by the Client regardless of the Client draw down or usage schedule, in five year common stock warrants in InterGlobal Waste Management, priced at the lower of the market bid price as reported by Bloomberg Financial Services on the date of the completed transaction or if absent from the public market, at $1.50 per warrant share. For the completion of the business plan, and the attainment by TPFG of at least one investment relations firms, plus on going advisory services, TPFG will earn 400,000 common shares of stock in InterGlobal Waste Management. Also, TPFG will earn.

6b. Cash Fees: For the attainment via a signed offer sheet/term sheet et al of an, TPFG will earn 5.60% percent in cash fees, of the gross and cumulative amount of funds invested by an Introduced Party. All earnings to TPFG are over the term of their relationship, with an Introduced Party, including multiple transactions, within or outside of the term of this agreement. TPFG will earn on the acceptance of an equity line by Client signature the greater of 1% percent of the gross amount of the equity line by Client signature the greater of 1% percent of the gross amount of the equity line of 5.60% of the line usage over the term of the participants relationship, regardless of this agreement term. For the attainment via a signed agreement, term sheet/offer letter et al of debt financing for a term loan, acquisition capital, receivable, factoring, production financing or a letter of credit for each separate and distinct individually agreed to transaction, such as factoring or production financing, TPFG will earn 2.75% in cash fees, of the gross and cumulative amount of funds and/or line accepted by and made available to the Client regardless of the Client draw down/or usage schedule over the term of their relationships including multiple transactions within or outside of the term of this agreement. In addition, regardless of the funding source, or funding type, eg equity or debt, whether or not the funding source is an Introduced Party, in addition to the above earnings schedule, TPFG will earn $250,000, upon the signing of any form of an offer sheet, letter of agreement et al whether funding is from an Introduced Party or not, in lieu of having entered into an exclusive relationship with the Client and in recognition of TPFG's energies, efforts and activities associated with the funding process, in support of the Client's overall capital raising efforts.

7. Remedies in the Event of Breach: In the event of any action taken due to breach of this "FAA", the prevailing party agrees to repay the other party for all reasonable expenses, including but not limited to mediation costs, arbitration costs, court costs and reasonable
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attorney's fees incurred by the other party as a result of the breach or in taking any action necessary to obtain and enforce its rights under this FAA. Client agrees and understands that TPFG has the right and entitlement during regular business hours and reasonable security requirements to audit and review and Client documents relevant to the herein contract elements included in this FAA at Client expense.

8. Non-Circumvention

a. The "Client" acknowledges and agrees that the Introduced Parties are the exclusive property of The Private Financing Group and neither the Client, its' officers, and employees will make any contact, deal with, or otherwise become involved with any "Introduced Party" on the Client's behalf, unless "TPFG" is notified in writing and compensated as per this "FAA".

b. The "Client" acknowledges and agrees that unauthorized contact without the express written consent of "TPFG" with the Introduced Parties may cause harm and/or financial detriment to "TPFG. The "Client" further acknowledges the confidential nature of the "Introduced Parties", and agrees not to disclose these sources to anyone without the express written permission of "TPFG".

9. Non-Disclosure:

a. The "Client" and TPFG agree that any information that is exchanged between the parties to this Agreement, will be considered proprietary and confidential, including any and all such information relating to this specific "FAA". The disclosing party acknowledges that disclosure outside of the normal activities associated with carrying out the funding assignment by "TPFG", could result in monetary damages to either party. Subject to Client's prior written consent which will not be unreasonably withheld, Client agrees that "TPFG" may use Client's name and business description in their marketing materials without incurring any liability to "TPFG" from "Client". Client agrees by signing this agreement that they will not undertake any action with any party such as an Introduced Party to mitigate, obviate or circumvent any/all compensation due TPFG as defined in this agreement.

b. "TPFG" acknowledges the confidential and proprietary nature of technical, business and financial information disclosed by the "Client". "TPFG" and Client herein agree to use reasonable care in disclosing any of the information divulged by each other in carrying out this assignment.

c. This Agreement shall remain confidential among the parties to this document, except where required to be disclosed by law. No other parties not part of this agreement may review this agreement without the express approval of TPFG.

10. Indemnification and Hold Harmless. The Client shall indemnify, hold harmless, and defend TPFG, for acts of the Client, including, but not limited to, providing legal representation and paying any reasonable associated expenses, of any nature, associated with legal defense, the other, its shareholders, officers, directors, agents, and employees, from and against any and all representations, obligations, claims, liabilities, indebtedness, losses, costs, expenses, including, without limitation, reasonable attorneys' fees and costs, damages deficiencies, liens, encumbrances and judgments, resulting or arising from or in any way related to this "FAA" or the services provided by "TPFG" under this "FAA", including, without limitation, any untrue statement or omission in the information provided by or through the "Client" to "Introduced Parties". Client further acknowledges that they are proceeding with any/all



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Introduced Parties" at its own risk. This Client indemnity shall survive any termination of this "FAA".

11. Reconciliation:

a. Good faith attempts shall be made by the parties to resolve any disputes by informal mediation, in the form of meetings between the parties held in the attempt to mitigate the dispute. Good faith attempts to resolve such disputes must occur with seven (7) business days of notification by either party to this agreement of a dispute/breach of terms and conditions of this agreement. Notification of said dispute/breach must be made by either party of said dispute/breach within seven (7) business days from discovery of said dispute/breach. No breach of terms or dispute will have been deemed to have occurred if notification has not been made to the other party to this agreement. Good faith discussions to cure said breach shall be privileged pursuant to the California Evidence Code.

b. Any dispute relating to the best efforts (non-guarantee) basis for raising of debt financing and other terms of this "FAA" that is not resolved pursuant to the informal mediation contemplated by section 11a above, shall be handled in binding arbitration, utilizing professional arbitrators under the rules of the American Arbitration Association. Arbitration will be held/conducted in Los Angeles, Ca.

12. Choice of Law/Acknowledgment: This "FAA" shall be construed pursuant to the Laws of the State of California. This agreement shall be deemed entered into in Los Angeles County, CA.

13. Assignment: This "FAA" may not be assigned by any party hereto without the prior written consent of the other party.

14. Severability: Should any provision of this Agreement be held to be void, invalid or inoperative, such provision shall be enforced to the extent possible and the remaining provisions of this Agreement shall not be affected.

15. Headings: The headings of the Sections of this Agreement, and any other punctuation inaccuracies are for convenience only and shall not be of any effect in construing the meanings of the contents or Sections herein.

16. Waiver: No waiver of any obligation by any party hereto under this Agreement shall be effective unless in writing, specifying such waiver, executed by the party making such waiver. A waiver by a party hereto of any of its rights or remedies under this Agreement on any occasion shall not be a bar to the exercise of the same right of remedy on any subsequent occasion or of any other right of remedy at any time.

17. Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original Agreement for all purposes, including the judicial proof of any of the terms hereof, provided, however that all such counterparts shall constitute one and the same Agreement.

18. Amendments: No amendments, representations or modifications of this Agreement will be made except by an instrument in writing signed by the Managing Director of "TPFG" and the Client signatory to this Agreement. It is agreed to by the parties to this Agreement that whenever or wherever it may occur, that no verbal or other informal commitments, guarantees
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whenever or wherever it may occur, that no verbal or other informal commitments, guarantees as to funding, or other agreements/arrangements by any parties involved in the selling, administration or funding process/activities will be recognized unless agreed to in writing by the signatories to this Agreement.

19. Remedies. Unless expressly set forth to the contrary, either party's election of any remedies provided for in this Agreement, shall not be exclusive of any other remedies available hereunder or otherwise at law or in equality, and all such remedies shall be deemed to be cumulative.

20. Limitation of Liability: "TPFG" shall not be liable for any incidental, consequential, special or punitive damages arising out of this Agreement or its termination, or the breach of any of its provision, whether for breach of warranty or any obligation arising there from or otherwise, whether liability is asserted in contract or tort (including negligence and strict product liability), and irrespective of whether either party has/had been advised of the possibility of any such loss or damage. Excluded from the above limitation are acts of TPFG which constitute gross negligence or willful conduct.

21. Doing Acts to Achieve Intent: The parties agree to do such things, to attend or cause their respective representatives to attend such meetings, and execute such further documents, agreements and assurances as maybe be deemed necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with its true intent.

22. Expenses: All expenses above $50 must be pre approved by the Client. All travel and lodging expenses shall be pre paid by the Client.

23. No Conflict: The Client agrees by signature to this document, that in each case, where TPFG is acting in and providing services to, TPFG is performing its services without conflict to the Client, and this understanding between TPFG and the Client encompasses all forms of compensation due to TPFG pursuant to this Financial Advisory Agreement. This compensation payable to TPFG is to be paid exclusive of any advisory fees, bonuses, et al or other sums payable by or to TPFG to or from other financial intermediaries or other third parties.

24. Board of Directors: Jay L. Bartelstone, Managing Director of the Private Financing Group will be appointed to the Board of Directors, as a voting Board member, effective January 1, 2001. Board payment of Directors fees will be $4,000 per month during the term of his Board membership. Five year stock options for 100,000 shares at 85% of the ten day average bid price of the Clients' common shares from/including the first day the Clients' shares begin trading. All Director expenses for travel, lodging and entertainment for Client business will be reimbursed in full by the Client, and where possible pre paid by the Client. All other benefits and entitlements or changes to the compensation arrangements with Board members will be similar in nature and amount as other Board members.

The above has been read and is accepted as of this    day of December 2000. A
signed facsimile of this document is accepted by the parties to this agreement as though an original document. This agreement has been approved by the Client's Board of Directors and is deemed reasonable and fair by all parties to this Agreement.

Read and Agreed,                                  Date Dec. 29, 2000


/s/ HAL KATERSKY
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Hal Katensky
Chairman